BEIJING CHENGZHI QIANMAO CONCRETE CO., LTD

CHAIRMAN AND CHIEF EXECUTIVE OFFICER EMPLOYMENT AGREEMENT

THIS AGREEMENT is made as of December 19, 2008, between Beijing Chengzhi Qianmao Concrete Co., Ltd. (the "Company", Address: No.3 Fishery yard, South Suburbs Farm, Jiugong Town, Da Xing District，Beijing ), a domestic company organized under the law of the People's Republic of China (the "PRC"), and Yang Rong ("Executive", ID No.: 110107196104151253).

In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.      Employment

 The Company shall employ Executive, and Executive hereby accepts employment with the Company, upon the terms and conditions set forth in this Agreement for a period beginning on the date hereof and ending on the fifth anniversary date (the “Employment Period”); and this Agreement shall automatically be renewed on the same terms and conditions set forth herein as modified from time to time by the parties hereto for additional one-year periods as soon as the expiration of the Employment Period, unless the Company or Executive gives the other party written notice of the election not to renew the Employment Period at least 30 days prior to any such renewal date.

2.      Position and Duties

(a)    During the Employment Period, Executive shall be appointed or seconded to the Company to serve as the Chairman and Chief Executive Officer and shall have the normal duties, responsibilities, functions and authority of the Chairman and Chief Executive Officer, subject to the power and authority of the Board of Directors to expand or limit such duties, responsibilities, functions and authority within the scope of duties, responsibilities, functions and authority associated with the position of the Chairman and Chief Executive Officer.  During the Employment Period, Executive shall render such administrative, financial and other executive and managerial services to the Company and its affiliates which are consistent with Executive's position as the Board of Directors may from time to time direct.

(b)    During the Employment Period, Executive shall perform his duties, responsibilities and functions to the Company hereunder to the best of his abilities in a diligent, trustworthy, professional and efficient manner and shall comply with the Company’s policies and procedures in all material respects.  In performing his duties and exercising his authority under the Agreement, Executive shall support and implement the business and strategic plans approved from time to time by the Board of Directors and shall support and cooperate with the Company’s efforts to expand their businesses and operate profitably and in conformity with the business and strategic plans approved by the Board of Directors.

(c)    Executive’s position shall be based at the current principal executive offices   in Beijing, PRC, or any other location of the Company in the PRC as mutually agreed by the Board of Directors and Executive.

3.      Compensation and Benefits

(a)    During the Employment Period, Executive's base salary shall be RMB 840,000 per annum or such other rate as the Board of Directors may determine from time to time (as adjusted from time to time, the "Base Salary"), which salary shall be payable by the Company in regular installments in accordance with the Company's general payroll practices (in effect from time to time).  The Company shall also purchase social insurances and provide welfare and benefits to Executive according to the applicable national and local labor laws and regulations.

(b)    In addition to the Base Salary, the Board may, in its sole discretion, award a bonus (the “Performance Bonus”) to Executive with respect to each fiscal year during the Employment Period. The reference amount for Performance Bonus shall be equal to 25% of the Base Salary.  The actual amount of the Performance Bonus awarded shall be dependent upon the degree to which certain financial targets of the Company, as established annually by the Board of Directors, are achieved.

(c)    In addition to the Base Salary and any bonuses payable to Executive pursuant to Section (a) and Section (b), Executive shall be entitled to the following benefits during the Employment Period, unless otherwise modified by the Board of Directors: (i) a fully maintained Company car and a driver; (ii) annual leave of 20 days plus Chinese national holidays..

(d)    All amounts payable to Executive as compensation hereunder shall be subject to all required and customary withholding by the Company.

4.      Working Hours

Executive shall work under a flexible working hour scheme after the Company obtains the relevant approval from the competent labor authority.  Unless the applicable laws and regulations expressly provide otherwise, Executive shall not be entitled to any overtime pay.

5.    Working Environment and Employment Safety

                      (a)    The Company shall provide the Executive with a working environment that complies with national regulations with respect to workplace health and safety.

(b)    The Company shall provide Executive with necessary working conditions and set up other necessary employee protection mechanism in accordance with the national and local regulations.

6.      Termination

The Company may terminate the employment of Executive before the Employment Period expires immediately upon issuing a written notice to Executive after occurrence of any of the following events:

(i)           Executive has materially violated any of the Company's rules or policies;

(ii)          Executive has committed an act of gross negligence or graft which causes substantial damage or adverse effect to the Company's interests;

(iii)         Executive has been charged or convicted with criminal liabilities in accordance with the laws.

7.      Confidential Information

(a)    Obligation to Maintain Confidentiality. Executive acknowledges that the continued success of the Company depends upon the use and protection of a large body of confidential and proprietary information.  All of such confidential and proprietary information now existing or to be developed in the future will be referred to in this Agreement as "Confidential Information."  Confidential Information includes, without specific limitation, the information, observations and data obtained by him during the course of his performance under this Agreement concerning the business and affairs of the Company and its affiliates, information concerning acquisition opportunities in or reasonably related to the Company's or its affiliates' business or industry of which Executive becomes aware during the Employment Period, the persons or entities that are current, former or prospective suppliers or customers of any one or more of them during Executive's course of performance under this Agreement, as well as development, transition and transformation plans, methodologies and methods of doing business, strategic, marketing and expansion plans, including plans regarding planned and potential sales, financial and business plans, employee lists and telephone numbers, locations of sales representatives, new and existing programs and services, prices and terms, customer service, integration processes, requirements and costs of providing service, support and equipment.  Therefore, Executive agrees that during the Employment Period and at anytime thereafter he shall not disclose to any unauthorized person or use for his own account any of such Confidential Information without Board of Directors 's prior written consent, unless and to the extent that any Confidential Information (i) becomes generally known to and available for use by the public other than as a result of Executive's acts or omissions to act or (ii) is required to be disclosed pursuant to any applicable law or court order.  Executive agrees to deliver to the Company at the end of the employment period, or at any other time the Company may request in writing, all memoranda, notes, plans, records, reports and other documents (and copies thereof) relating to the business of the Company or its affiliate (including, without limitation, all Confidential Information) that he may then possess or have under his control.

(b)    Ownership of Intellectual Property.  Executive agrees to make prompt and full disclosure to the Company or its affiliate, as the case may be, all ideas, discoveries, trade secrets, inventions, innovations, improvements, developments, methods of doing business, processes, programs, designs, analyses, drawings, reports, data, software, firmware, logos and all similar or related information  (whether or not patentable and whether or not reduced to practice) that relate to the Company's or its affiliate's actual or anticipated business, research and development, or existing or future products or services and that are conceived, developed, acquired, contributed to, made, or reduced to practice by Executive (either solely or jointly with others) while employed by the Company and for a period of one (1) year thereafter (collectively, "Work Product"), provided that such period of one year only applies to the inventions, utility models and designs which are related to Executive's duties and responsibilities to the Company.  The ownership of all rights under intellectual property laws of any work falling within the definition of Work Product shall vest in the Company.

(c)    Third Party Information. Executive understands that the Company will receive from third parties confidential or proprietary information ("Third Party Information") subject to a duty on the Company's part to maintain the confidentiality of such information and to use it only for certain limited purposes.  During the Employment Period and thereafter, and without in any way limiting the provisions of Section 7(a) above, Executive will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than personnel of the Company or its affiliates who need to know such information in connection with their work for the Company or such affiliates) or use, except in connection with his work for the Company or its affiliates, Third Party Information unless expressly authorized by the Board of Directors in writing.

8.      Executive's Representations

 Executive hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by Executive do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which he is bound, and (ii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms.  Executive hereby acknowledges and represents that he has consulted with independent legal counsel regarding his rights and obligations under this Agreement and that he fully understands the terms and conditions contained herein.

9.      Survival

Sections 7, 9, 15, 16 and 18 inclusive, shall survive and continue in full force in accordance with their terms notwithstanding the expiration or termination of the Employment Period.

10.    Notices

 Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, sent by reputable overnight courier service or mailed by first class mail, return receipt requested, to the recipient at the address below indicated:

Notices to Executive:

Yang Rong

Address: ☐
Tel:  861087961889
Fax: 861087961088
Recipient: Liu Jin Lan

Notices to the Company:

Beijing Chengzhi Qianmao Concrete Co., Ltd

Address: No.3 Fishery yard, South Suburbs Farm, Jiugong Town, Da Xing District，Beijing
Tel:  861087961889
Fax: 861087961088
Recipient: Liu Jin Lan

or such other addresses or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party.  Any notice under this Agreement shall be deemed to have been given when so delivered, sent or mailed.

11.    Severability

Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any action in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

12.    Complete Agreement

This Agreement, those documents expressly referred to herein and other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

13.    No Strict Construction

The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

14.    Counterparts

This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

15.    Choice of Law

All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the applicable laws of the People's Republic of China, without giving effect to any choice of law or conflict of law rules or provisions.

16.    Arbitration

Each party hereto agrees that any claim or dispute ("Claim") arising out of or relating to the rights and obligations acknowledged and agreed to in this Agreement and the employment of Executive by the Company (including, without limitation, disputes and claims regarding employment discrimination, sexual harassment, termination and discharge), whether such Claim arose or the facts on which such Claim is based occurred prior to or after the execution and delivery of adoption of this Agreement shall be resolved according to the following procedures:

(a)           consultation between Executive and the Company to resolve the Claim;

(b)           if no resolution with respect to a Claim is reached through consultation within thirty (30) days after the commencement of the same, either party may, within sixty (60) days after the occurrence of the Claim, submit the Claim to a local labor dispute arbitration tribunal for arbitration; and

(c)           either party may appeal the arbitration award rendered by such local labor dispute arbitration tribunal to a competent People's Court within fifteen (15) days after the issuance of such award.

17.    Amendment and Waiver

The provisions of this Agreement may be amended or waived only with the prior written consent of a majority of the Board of Directors (excluding Executive) on the one hand and Executive on the other hand, and no course of conduct or course of dealing or failure or delay by any party hereto in enforcing or exercising any of the provisions of this Agreement (including, without limitation, the Company’s right to terminate the Employment Period for Cause) shall affect the validity, binding effect or enforceability of this Agreement or be deemed to be an implied waiver of any provision of this Agreement.

18.    Executive's Cooperation

During the Employment Period and thereafter, Executive shall cooperate with the Company and its affiliates in any internal investigation, any administrative, regulatory or judicial investigation or proceeding or any dispute with a third party as reasonably requested by the Company (including, without limitation, Executive being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company's request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company all pertinent information and turning over to the Company all relevant documents which are or may come into Executive's possession, all at times and on schedules that are reasonably consistent with Executive's other permitted activities and commitments).

19.    Language

This Agreement is executed in English and Chinese. The Chinese version of this Agreement shall prevail over the English version in the event of conflicts or inconsistencies between the two language versions.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

Beijing Chengzhi Qianmao Concrete Co., Ltd

/Seal/

Authorized Representative

/Signature/

Yang Rong

/Signature/